Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 28, 2021, relating to the financial statements and financial highlights of Blueprint Adaptive Growth Allocation Fund (formerly, Blueprint Growth Fund), a series of Ultimus Managers Trust, for the period ended February 28, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 30, 2021